Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Springleaf Finance Corporation’s Registration Statement on Form S-3 (No. 333-200408-01) of our report dated February 29, 2016, except with respect to the change in accounting principle for the derecognition of loans from purchase credit impaired loan pools, as to which the date is August 26, 2016, relating to the consolidated financial statements, which appears in Exhibit 99.1 to Springleaf Finance Corporation’s Current Report on Form 8-K dated August 26, 2016.

/s/ PricewaterhouseCoopers LLP
Chicago, IL
August 26, 2016